Exhibit 99.3

PNA GROUP, INC.

Offer to Exchange

Up to $250,000,000 in principal amount of

10 3 /4% Senior Notes due 2016

for

$250,000,000 in principal amount of

10 3/4% Senior Notes due 2016

To Our Clients:

Enclosed for your consideration is (i) a Prospectus, dated             , 2007 (as the same may be amended or supplemented from time to time, the “Prospectus”), of PNA Group, Inc. (the “Issuer”) and Smith Pipe & Steel Company, Infra-Metals Co., Feralloy Corporation, Delnor Corporation, Delta Steel, L.P., Delta GP, L.L.C., Delta LP, L.L.C., Metals Supply Company, Ltd. and MSC Management, Inc. (together, the “Guarantors”) and (ii) a form of Letter of Transmittal (the “Letter of Transmittal”) relating to the offer (the “Exchange Offer”) by the Issuer and the Guarantors to exchange up to $250,000,000 in principal amount of the Issuer’s new 10 3/4% Senior Notes due 2016 for the outstanding $250,000,000 in principal amount of the Issuer’s 10 3/4% Senior Notes due 2016 (the “Original Notes”). The Original Notes were issued and sold in transactions exempt from registration under the Securities Act of 1933, as amended.

The material is being forwarded to you as the beneficial owner of Original Notes held by us for your account or benefit but not registered in your name. A tender of any Original Notes may be made only by us as the registered holder and pursuant to your instructions. Therefore, the Issuer and the Guarantors urge beneficial owners of Original Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such registered holder promptly if they wish to tender Original Notes in the Exchange Offer.

Accordingly, we request instructions as to whether you wish us to tender any or all of your Original Notes, pursuant to the terms and conditions set forth in the Prospectus and Letter of Transmittal. We urge you to read carefully the Prospectus and Letter of Transmittal before instructing us to tender your Original Notes.

Your instructions to us should be forwarded as promptly as possible in order to permit us to tender Original Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on             , 2007 unless extended (the “Expiration Date”). Original Notes tendered pursuant to the Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

If you wish to have us tender any or all of your Original Notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the instruction form that appears below. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Original Notes held by us and registered in our name for your account or benefit.

Notwithstanding anything contained in this letter, or in the related Letter of Transmittal, notice of guaranteed delivery and letter to nominees, tenders can only be made through ATOP by DTC participants and Letters of Transmittal can only be accepted by means of an Agent’s Message.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer of the Issuer and the Guarantors.

This will instruct you to tender the principal amount of Original Notes indicated below held by you for the account or benefit of the undersigned, pursuant to the terms of and conditions set forth in the Prospectus and the Letter of Transmittal.

Box 1 ☐	Please tender my Original Notes held by you for my account or benefit. I have identified on a signed schedule attached hereto the principal amount of Original Notes to be tendered if I wish to tender less than all of my Original Notes.

Box 2 ☐	Please do not tender any Original Notes held by you for my account or benefit.

Date:

Signature(s)

Please print name(s) here

Unless a specific contrary instruction is given in a signed Schedule attached hereto, your signature(s) hereon shall constitute an instruction to us to tender all of your Original Notes.